EXHIBIT 10.14
INTERWOVEN, INC.
NOTICE OF STOCK OPTION ACCELERATION AND SHARE RESTRICTIONS
     THIS NOTICE is provided by Interwoven, Inc., a Delaware corporation (the “Company”) to Company employees holding options to acquire shares of Company common stock outstanding on October 3, 2005 that had a per share exercise price greater than $8.23 (the “Accelerated Options”).
     Effective October 3, 2005, the Company accelerated the vesting of the Accelerated Options, and restricted the transferability of shares purchased upon exercise of the Accelerated Options, as described in more detail below.
ACTIONS
     1. Acceleration of Vesting. Notwithstanding any provisions of the Accelerated Options to the contrary, the Accelerated Options will be treated as vested and exercisable with respect to all of the shares of the Company’s common stock subject to the Accelerated Options.
     2. Transfer Restrictions. An optionee may sell, transfer or otherwise dispose of shares purchased upon exercise of the Accelerated Options, but only to the extent the Accelerated Options would have been vested and exercisable on the date of such proposed sale, transfer or disposition disregarding the vesting acceleration described in paragraph 1 but taking into account (i) the time-based vesting terms of the Accelerated Option in effect prior to the acceleration described in paragraph 1 and (ii) any vesting acceleration that may arise pursuant to the plans under which such options were granted, any employment agreement, change of control agreement or as otherwise determined by the Board of Directors of the Company.
     3. Continuation of Other Terms. Except as set forth in this Notice, all other terms and conditions of the Accelerated Options remain in full force and effect as set forth in the applicable Accelerated Options’ governing documents.
     4. Effective Date. The foregoing actions are effective as of October 3, 2005.
If you have any questions regarding this Notice, please contact Doreena Ross, Senior Vice
President of Human Resources, at 408-530-7030 (dross@interwoven.com)
The acceleration and share restrictions described in this Notice are effective automatically. You do NOT need to take any action. This Notice is for your records and forms part of the Accelerated Options’ governing documents.